Exhibit 10.13

Heidelberg Lease Agreement

(English Language Summary)

Name of Lease:	Immobilien Mietvertrag (Object 1, Object 2)

Parties to Lease:	Stieber GmbH and Carola Grundstücksverwaltungsgesellschft GmbH

Date of Lease:	December 21, 1984

Termination Date of Lease:	December 31, 2013

Location/ Property Leased:	Hatschekstrabe 36 69126 Heidelberg Germany

Size of Space:	49,249 Sq. Ft.

Payments:	$14,635 per month

Right to Terminate:	None, other than breach of agreement.

Option to Extend:	May be extended upon the agreement of the parties.

Transfer or Assignment:	No right to transfer or assign.

Uses allowed:	Production of industrial products and operation of a warehouse.

Additional Terms:	Mr Bohnenstiel and/or Mr. Bandel (former owners of Stieber GmbH) have an option to buy Carola Grundstücksverwaltungs Gmbh which may only be exercised in the calendar year 2005.